Exhibit 99.1

NEWS	NOBLE CORPORATION 13135 South Dairy Ashford, Suite 800 Sugar Land, TX 77478 Phone: 281-276-6100 Fax: 281-491-2092

NOBLE CORPORATION NAMES THOMAS L. MITCHELL AS
SENIOR VICE PRESIDENT AND CHIEF FINANCAL OFFICER
SUGAR LAND, Texas, October 25, 2006 — Noble Corporation (NYSE:NE) announced today that Thomas L. Mitchell, 46, has been named Senior Vice President and Chief Financial Officer, Treasurer and Controller of Noble Corporation, effective November 6, 2006. Mitchell fills a position previously held by Mark A. Jackson prior to his being named as Noble’s President and Chief Operating Officer and added to the Company’s Board of Directors.
Before joining Noble, Mitchell served as Vice President and Controller at Apache Corporation. He joined that company in 1989 as a manager in the finance organization. Additionally, he held positions of varied and increasing responsibility within Apache’s crude oil and natural gas marketing operations including Director of Natural Gas Marketing and was then named Controller and Chief Accounting Officer in 1996 before assuming his current position. Prior to joining Apache, he was a manager with Arthur Andersen & Co. from 1982 to 1989. Mitchell holds a bachelor of business administration degree from Bob Jones University in Greenville, South Carolina.
Noble Corporation is a leading provider of diversified services for the oil and gas industry. Contract drilling services are performed with the Company’s fleet of 63 mobile offshore drilling units located in key markets worldwide. This fleet consists of 13 semisubmersibles, three dynamically positioned drillships, 44 jackups and three submersibles. The fleet count includes three F&G JU-2000E enhanced premium newbuild jackups under construction, with scheduled delivery of the first unit in the third quarter of 2007, the second unit in first quarter of 2008 and the third unit in the first quarter of 2009. As previously announced, these units have been contracted. Approximately 84 percent of the fleet is currently deployed in international markets, principally including the Middle East, Mexico, the North Sea, Brazil, West Africa and India. The Company provides technologically advanced drilling-related products and services designed to create value for our customers. The Company also provides labor contract drilling services, well site and project management services, and engineering services. The Company’s ordinary shares are traded on the New York Stock Exchange under the symbol “NE”.
     Additional information on Noble Corporation is available via the worldwide web at http://www.noblecorp.com.
NC-392
10/25/06
For additional information, contact:
Lee M. Ahlstrom, Vice President — Investor Relations and Planning, 281-276-6440
John S. Breed, Director of Corporate Communications, 281-276-6729